FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226850-06

Subject: BBCMS 2020-C7 -- NEW ISSUE CMBS ***PUBLIC ANNOUNCEMENT***

BBCMS 2020-C7 -- NEW ISSUE CMBS

$683,969,000 NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	BARCLAYS CAPITAL INC. KEYBANC CAPITAL MARKETS INC. SG AMERICAS SECURITIES, LLC NATIXIS SECURITIES AMERICAS LLC

CO-MANAGERS:	BANCROFT CAPITAL, LLC ACADEMY SECURITIES, INC.

RATING AGENCIES:	MOODY’S, FITCH & DBRS MSTAR

***PUBLIC OFFERED CERTIFICATES***

	RATINGS
CLASS	(M/F/D)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	Aaa/AAA/AAA	13.198	30.000%	2.69	37.4%	14.6%
A-2	Aaa/AAA/AAA	115.000	30.000%	4.60	37.4%	14.6%
A-3	Aaa/AAA/AAA	38.000	30.000%	6.72	37.4%	14.6%
A-4**	Aaa/AAA/AAA	[140.000]	30.000%	[9.52]	37.4%	14.6%
A-5**	Aaa/AAA/AAA	[205.000]	30.000%	[9.63]	37.4%	14.6%
A-SB	Aaa/AAA/AAA	26.000	30.000%	7.28	37.4%	14.6%
A-S	Aa3/AAA/AAA	89.214	18.375%	9.72	43.6%	12.5%
B	NR/AA-/AA(high)	28.778	14.625%	9.72	45.6%	11.9%
C	NR/A-/A(high)	28.779	10.875%	9.72	47.6%	11.4%

** A-4 AND A-5 SIZES ($MM) AND WALs ARE SUBJECT TO CHANGE AS DETAILED IN THE ATTACHED TERM SHEET. RANGE OF POSSIBLE AVAILABLE SIZES ($MM) BELOW:

A-4:	0 – 140.000
A-5:	205.000 – 345.000

--TRANSACTION SUMMARY--
POOL BALANCE:	$807,817,588
NUMBER OF LOANS:	49
NUMBER OF PROPERTIES:	153
WA CUT-OFF LTV:	53.4%
WA MATURITY LTV:	49.8%
WA U/W NCF DSCR:	2.47x
WA U/W NOI DY:	10.2%
WA MORTGAGE RATE:	3.62296%
TOP 10 LOANS %:	58.2%
WA REM TERM MATURITY:	105 MONTHS

LOAN SELLERS:	KEYBANK (34.4%), BARCLAYS (27.9%), SGFC (20.0%), RREF (10.7%), NATIXIS (7.0%)

TOP 5 PROPERTY TYPES:	Multifamily (28.5%), Office (26.9%), Self Storage (17.4%) Retail (10.9%), Industrial (6.1%)

TOP 5 STATES:	CA (34.7%), NY (15.7%), SC (8.1%), WA (7.4%), MI (6.9%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
DIRECTING HOLDER:	AN AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC
RISK RETENTION:	VERTICAL
TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCIATION
CERT. ADMIN.:	WELLS FARGO BANK, NATIONAL ASSOCIATION

--ANTICIPATED TIMING--
TERM SHEET/ANNEX A-1:	ATTACHED
RED PROSPECTUS:	TUESDAY (6/9)
THIRD PARTY SYSTEMS:	TUESDAY (6/9)
CONFERENCE CALLS:	UPON DEMAND AND ENCOURAGED **CONTACT SALES COVERAGE**
PRE-SALE REPORTS:	TUESDAY (6/9)
EXPECTED SETTLEMENT:	THURSDAY (6/25)

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-226850) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-888-603-5847.

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this document is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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